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                                                                     EXHIBIT 5.1

                            [Letterhead of Torys LLP]

                                                               December 20, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

          RE: BROOKFIELD PROPERTIES CORPORATION

Dear Sirs/Mesdames:

          We are acting as counsel to Brookfield Properties Corporation (the "Corporation") in connection with the filing of Amendment No. 1 to a Registration Statement on Form S-8 with respect to the common shares in the capital of the Corporation (the "Shares") issuable upon the exercise of share options issued to certain insiders of the Corporation pursuant to the Corporation's Amended and Restated Share Option Plan (the "Option Plan").

          We have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of the Corporation as we have considered necessary or relevant for the purposes of this opinion including:

          (a) the articles and by-laws of the Corporation;

          (b) the Option Plan; and

          (c) copies of the resolutions of the directors of the Corporation authorizing the Option Plan and the issuance of the Shares thereunder.

          For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.

          Based and relying upon and subject to the foregoing we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Corporation. The Shares will be validly issued and outstanding as fully paid and non-assessable shares when issued upon exercise of a share option pursuant to the Option Plan.

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          The foregoing opinion is limited to the laws of Ontario and the federal laws of Canada applicable therein.

          This letter is provided to you for your benefit, solely with regard to the filing of Amendment No. 1 to the Registration Statement and may not be relied upon by any other person or for any other purpose without our prior written consent. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                        Yours very truly,


                                        /s/  Torys LLP